EXHIBIT 99.1

PharmChem Announces Amendment to Loan Agreement and Extension of AOUSC Contract

HALTOM CITY, Texas, Jan. 2, 2004 (PRIMEZONE) -- PharmChem, Inc. (OTCBB:PCHM) announced that it has reached an agreement with its principal lender, Silicon Valley Bank (the "Bank"), to amend the current Loan Agreement between the Company and the Bank. As a result of this amendment, the Company today made a one-time principal payment of $650,000 on its term loan bringing the balance to $600,000. In addition, monthly principal payments will increase from $41,667 to $83,334 beginning in January 2004 which would result in the term loan being fully amortized by July 2004. Also, so long as the term loan is outstanding, the interest rate on the revolving line of credit (which currently has a balance of $2.5 million) will increase to prime plus 2%. Once the term loan is fully paid, this interest rate will return to prime plus 1%.

Further, the financial covenants have been restructured so that the three original covenants in place when the Loan Agreement was initially executed have been replaced with a monthly minimum tangible net worth covenant commencing December 2003.

The Company believes that the Bank required these modifications because of the possible loss of all or a significant portion of the Administrative Office of U.S. Courts ("AOUSC") drug testing contract which was previously announced on October 16, 2003. The Company has filed a protest with GAO seeking recovery of at least one-third of the AOUSC contract. On December 31, 2003, the Company agreed to yet another extension of the original contract whereby testing, by the Company on a national basis, may continue until April 30, 2004. The Company has granted numerous contract extensions to AOUSC since the expiration of the current contract late in 2002. Estimated sales from the AOUSC drug testing work for 2003 will be $7.4 million or 26% of the Company's total sales.

The $650,000 payment to the Bank and the increase in the monthly principal payments will heighten the liquidity issues the Company is currently facing with the possible loss of the AOUSC contract. The Company is taking steps, including implementing significant cost cutting measures, to address this issue.

PharmChem is a leading independent laboratory providing integrated drug testing services on a national basis to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

The foregoing includes certain forward-looking statements which involve risks and uncertainties including, without limitation, competitive conditions, economic conditions, credit availability, the possibility that contracts may be terminated or not renewed (including the effect of the possible loss of the AOUSC contract as described above), customer acceptance of new products and regulatory issues. These and other factors affecting operating results are included in the Company's Form 10-K for the year ended December 31, 2002.

CONTACT:  PharmChem, Inc.
          Joe Halligan
          President and CEO
          817-605-6601

          David Lattanzio
          Vice President and CFO
          817-605-6602